Exhibit 4(i)


                        AMENDMENT TO GUARANTEE AGREEMENT

               AMENDMENT TO GUARANTEE AGREEMENT, dated as of August 13, 2002 (this "Amendment"), among NORTHWESTERN ENERGY, L.L.C., a limited liability company duly organized and existing under the laws of the State of Montana, formerly known as The Montana Power, L.L.C. and successor by merger to The Montana Power Company (the "Guarantor"), having its principal office at 40 East Broadway, Butte, Montana 59701, NORTHWESTERN CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 125 S. Dakota Avenue, Sioux Falls, South Dakota 57104 ("NOR"), and THE BANK OF NEW YORK, a corporation duly organized and existing as a banking corporation under the laws of the State of New York, having its principal corporate trust office at 101 Barclay Street, New York, New York 10286, as Trustee (the "Guarantee Trustee"), amending the Guarantee Agreement, dated as of November 1, 1996, between The Montana Power Company, predecessor to the Guarantor, and the Guarantee Trustee, as amended by the Side Letter, dated as of February 13, 2002, from the Guarantor to the Guarantee Trustee (as amended, the "Guarantee Agreement"), for the benefit of the Holders from time to time of the Preferred Securities (as hereinafter defined) of Montana Power Capital I, a Delaware statutory business trust (the "Issuer") issued under the Amended and Restated Trust Agreement, dated as of November 1, 1996, among The Montana Power Company, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and Ellen M. Senechal, Jerrold P. Pederson and Pamela K. Merrell, as administrative trustees (the "Trust Agreement").

                                    RECITALS

               WHEREAS, pursuant to a Unit Purchase Agreement, dated as of September 29, 2000, by and between NOR, Touch America Holdings, Inc. and The Montana Power Company, on February 15, 2002, NOR acquired all the outstanding membership interests in the Guarantor and the Guarantor became a direct wholly-owned subsidiary of NOR; and

               WHEREAS, the Issuer is a direct wholly-owned subsidiary of the Guarantor;

               WHEREAS, as of the date hereof, the Issuer has $65,000,000 aggregate liquidation amount of its 8.45% Cumulative Quarterly Income Preferred Securities, Series A, outstanding (the "Preferred Securities");

               WHEREAS, in order to enhance the value of the Preferred Securities, the Guarantor irrevocably and unconditionally agreed, to the extent set forth in the Guarantee Agreement, to pay to the Holders the Guarantee Payments and to make certain other payments on the terms and conditions set forth in the Guarantee Agreement;

               WHEREAS, NOR now desires to enter into this Amendment to fully and unconditionally assume on a joint and several basis with the Guarantor, every covenant, obligation and agreement of the Guarantor under the Guarantee Agreement, as though each such covenant, obligation and agreement were applicable directly to NOR (substituting NOR for the Guarantor for purposes of the Guarantee Agreement), which assumption shall be subject to all of the terms and conditions contained herein and in the Guarantee Agreement, including, without


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limitation, the subordination of such obligations to all Senior Indebtedness (as defined in the Indenture) of NOR (substituting NOR for the Guarantor for purposes of the definition of Senior Indebtedness contained in the Indenture, dated as of November 1, 1996, between The Montana Power Company, predecessor to the Guarantor, and The Bank of New York, as Trustee, as amended by the First Supplemental Indenture, dated as of February 13, 2002, between the Guarantor and The Bank of New York, as Trustee (as supplemented, the "Indenture")) to the same extent as the Guarantee Agreement is subordinated to all Senior Indebtedness of the Guarantor and to the same extent as the Debentures, and which assumption shall remain in effect only for so long as any of the Preferred Securities, which are outstanding on the date hereof, shall remain Outstanding; and

               WHEREAS, Section 8.02 of the Guarantee Agreement permits the parties thereto to enter into an amendment to the Guarantee Agreement without the consent of Holders if such amendment would not adversely affect the rights of Holders; and

               WHEREAS, the guarantee by NOR of the Guarantor's obligations under the Guarantee Agreement will not adversely affect the rights of Holders; and

               WHEREAS, the Guarantor and NOR have duly authorized the execution and delivery of this Amendment; and

               WHEREAS, the Guarantor and NOR have requested the Guarantee Trustee to join with them in the execution of this Amendment.

               NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE ONE

                              Additional Guarantor.

               Section 101. As of the date hereof, NOR fully and unconditionally assumes on a joint and several basis with the Guarantor, every covenant, obligation and agreement of the Guarantor under the Guarantee Agreement, as though each such covenant, obligation and agreement were applicable directly to NOR (substituting NOR for the Company for purposes of the Guarantee Agreement), which assumption shall be subject to all of the terms and conditions contained herein and in the Guarantee Agreement, including, without limitation, the subordination of such obligations to all Senior Indebtedness of NOR (substituting NOR for the Guarantor for purposes of the definition of Senior Indebtedness contained in the Indenture) to the same extent as the Guarantee Agreement is subordinated to all Senior Indebtedness of the Guarantor. The assumption contained in this Amendment shall remain in effect only for so long as any of the Preferred Securities, which are outstanding on the date hereof, shall remain Outstanding. Notwithstanding the assumption contained in this Amendment, the covenants, obligations and agreements to be performed and observed on the part of the Guarantor under the Guarantee Agreement shall remain in full force and effect, without diminution or derogation in any respect whatsoever.


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                                   ARTICLE TWO

                        Rights of Parties Not Prejudiced.

               Section 201. Notwithstanding the foregoing, the assumption contained in this Amendment shall be without prejudice to any rights of the Guarantor and NOR under the Guarantee Agreement and this Amendment, including, without limitation, the right of the Guarantor and NOR to assign their obligations under the Guarantee Agreement and hereunder in connection with a consolidation, merger or sale involving the Guarantor or NOR that is permitted under Article Eleven of the Subordinated Indenture, as the same may be amended. For the avoidance of doubt, such right to assign shall apply to any assignment of the Guarantor's obligations under the Guarantee Agreement and hereunder in connection with a consolidation or merger of the Guarantor with or into NOR or any conveyance or transfer of the Guarantor's properties and assets substantially as an entirety to NOR in compliance with Article Eleven of the Subordinated Indenture notwithstanding the fact that NOR has assumed the Guarantor's obligations under the Guarantee Agreement pursuant to this Amendment and such assumption hereunder is expressly subject to such right.

                                  ARTICLE THREE

                            Miscellaneous Provisions.

               Section 301. The terms defined in the Guarantee Agreement shall, for all purposes of this Amendment, have the meaning specified in the Guarantee Agreement.

               Section 302. The Guarantee Trustee hereby accepts the trusts herein declared, provided, created or supplemented and agrees to perform the same upon the terms and conditions herein and in the Guarantee Agreement set forth; provided, however, that the Guarantee Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantor and NOR.

               Section 303. Each and every term and condition contained in this Amendment shall apply to and form part of the Guarantee Agreement with the same force and effect as if the same were set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Amendment.

               Section 304. Whenever in this Amendment any of the parties hereto is named or referred to, this shall, subject to the provisions of the Guarantee Agreement, be deemed to include the successors and assigns of such respective parties, and all the covenants and agreements in this Amendment contained by or on behalf of the Guarantor, NOR or the Guarantee Trustee shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

               Section 305. Nothing in this Amendment, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the outstanding Preferred Securities, any right, remedy or claim under or by reason of this Amendment or any covenant, condition, stipulation, promise or


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agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Amendment contained by or on behalf of respective parties shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of the outstanding Preferred Securities.

               Section 306. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute but one and the same instrument.

               Section 307. Except as set forth in this Amendment, all of the provisions of the Guarantee Agreement remain in full force and effect, unamended.

               Section 308. THIS AMENDMNET SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

               Section 309. In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment, but this Amendment shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.


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               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                  NORTHWESTERN ENERGY, L.L.C.



                                  By: /s/ Michael J. Hanson
                                      -----------------------------------------
                                      Michael J. Hanson
                                      President and Chief Executive Officer


                                  NORTHWESTERN CORPORATION



                                  By: /s/ Kipp D. Orme
                                      -----------------------------------------
                                      Kipp D. Orme
                                      Vice President and Chief Financial Officer


                                  THE BANK OF NEW YORK, as Guarantee Trustee



                                  By: /s/ MaryBeth A. Lewicki
                                      -----------------------------------------
                                      MaryBeth A. Lewicki
                                      Vice President